UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2011

THE TJX COMPANIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-4908	04-2207613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Cochituate Road, Framingham, MA 01701

(Address of principal executive offices) (Zip Code)

(508) 390-1000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of January 28, 2012 (the “Transition Date”), Paul Sweetenham will resign as Senior Executive Vice President, Group President, TJX Europe, pursuant to separation agreements dated December 30, 2011 that he entered into with The TJX Companies, Inc. and its subsidiary TJX UK (collectively, “TJX”). Mr. Sweetenham will be succeeded as TJX Europe’s Group President by Senior Executive Vice President Michael MacMillan, who currently serves as head of The Marmaxx Group, and Mr. Sweetenham will assist in the transition of responsibilities to Mr. MacMillan. Under the agreements, TJX will pay Mr. Sweetenham amounts that reflect the benefits he would have been entitled to under his Employment Agreement dated as of January 29, 2010 upon a termination of employment by TJX without cause as of the Transition Date. These benefits include one year of continued base salary and automobile allowance and, to the extent the applicable performance goals are met and prorated to reflect Mr. Sweetenham’s period of service during the cycles, future payments for his outstanding awards under TJX’s Long Range Performance Incentive Plan for the three-year award cycles ending in fiscal 2013 and fiscal 2014. Mr. Sweetenham will also receive his vested and unpaid compensation and benefits as of the Transition Date in accordance with applicable benefit programs. Mr. Sweetenham agreed to additional non-competition, non-solicitation and other covenants and releases. In return for compliance with these undertakings, Mr. Sweetenham is entitled to payments equal to an additional two years of base salary, plus, in respect of his performance-based restricted stock award scheduled to vest in 2012, which he will forfeit under plan terms despite the performance period being completed on the Transition Date, a payment of up to £807,692.31 to the extent the performance goals applicable to such award are met.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.

/s/ Ann McCauley
Ann McCauley
Executive Vice President, Secretary and General Counsel

Dated: January 4, 2012